UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2023

WESTWATER RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33404	75-2212772
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6950 S. Potomac Street, Suite 300 Centennial, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 531-0516

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	WWR	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Effective January 16, 2023 (the “Effective Date”), in connection with his appointment as President and Chief Executive Officer of Westwater Resources, Inc. (the “Company”) as described under Item 5.02 below, Frank Bakker entered into an Employment Agreement (the “Employment Agreement”) with the Company. Mr. Bakker previously served as General Manager and Vice President – Alabama Graphite Product since 2022. Pursuant to the Employment Agreement, Mr. Bakker will receive an annual base salary of $285,000, is eligible for an annual, discretionary, performance-based bonus targeted at 60% of base salary on such terms and conditions as may be determined by the Board of Directors (the “Board”) or its Compensation Committee, and is eligible to receive long-term incentive equity awards targeted at 75% of base salary, pursuant to the Company’s 2013 Omnibus Incentive Plan, as amended, subject to such terms and conditions as may be determined by the Board or its Compensation Committee. On the Effective Date, Mr. Bakker received a one-time grant of $100,000 of restricted stock units established based upon the volume weighted average price for the 10-business-day period prior to and including the Effective Date that vest, if at all, in equal parts over the next two years on the anniversary of the Effective Date. If Mr. Bakker is terminated other than for cause, Mr. Bakker will receive 12 months of salary as severance. Mr. Bakker is also subject to covenants regarding non-competition, non-solicitation, and confidentiality.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 1.02	Termination of a Material Definitive Agreement.

As described below under Item 5.02, the employment agreement of Chad M. Potter with the Company dated as of February 7, 2022, ceased in connection with his departure from the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On January 17, 2023, the Company announced that Chad M. Potter, former President and Chief Executive Officer of the Company, departed the Company on January 16, 2023. As described under Item 1.02 above, Mr. Potter’s employment agreement with the Company dated as of February 7, 2022, ceased in connection with his departure effective as of such date.

Effective January 16, 2023, as noted in Item 1.01 above, Mr. Bakker was appointed Chief Executive Officer and President of the Company. Mr. Bakker, age 57, has served as Vice President and General Manager – Alabama Graphite Products since 2022. Prior to joining the Company, from 2017 to 2021, he was responsible for engineering, project management, and plant operations at several methanol plants in Houston, Texas and in Charleston, West Virginia, including serving as the Chief Executive Officer for US Methanol LLC, as the Project Director for BD Energy, and as the Project Manager for Altivia AOC. From 2013 to 2017, Mr. Bakker served as President & Chief Executive Officer, and earlier as General Manager, in the ammonia and methanol business for OCI Partners LP in Beaumont, Texas. Mr. Bakker began his career at DSM in the Netherlands in 1989, working in various increasing management roles in the ammonia and resins production businesses, eventually serving as the Manufacturing Director and Site Manager. Mr. Bakker received a Master’s Degree in Mechanical Engineering from the University of Twente Netherlands, and a Master’s in Business Administration from the University of Massachusetts.

Mr. Bakker does not have any family relationships with any director, executive officer, or any person nominated to become a director or executive officer, of the Company and there are no arrangements or understandings between Mr. Bakker and any other person pursuant to which Mr. Bakker was appointed as the Chief Executive Officer and President. There are no transactions in which Mr. Bakker had or will have an interest that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

In addition, on the Effective Date, Steven M. Cates, the Company’s Vice President – Finance and Chief Financial Officer, was promoted to Senior Vice President – Finance and Chief Financial Officer, and John W. Lawrence, the Company’s General Counsel and Corporate Secretary, was promoted to Chief Administrative Officer, General Counsel and Corporate Secretary.

The description of Mr. Bakker’s Employment Agreement is incorporated by reference into this Item 5.02.

Item 8.01	Other Events.

On January 17, 2023, the Company issued a press release announcing the various management changes contemplated by Item 5.02 above. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibits

*10.1	Employment Agreement between the Company and Frank Bakker, dated January 16, 2023.

*99.1	Press release dated January 17, 2023

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 17, 2023

WESTWATER RESOURCES, INC.

By:	/s/ Steven M. Cates
Name:	Steven M. Cates
Title:	Senior Vice President–Finance and Chief Financial Officer